Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the Sunrun Inc. 2015 Equity Incentive Plan, the Sunrun Inc. 2015 Employee Stock Purchase Plan and the Sunrun-VSI 2014 Equity Incentive Plan of our reports dated February 25, 2021, with respect to the consolidated financial statements of Sunrun Inc. and the effectiveness of internal control over financial reporting of Sunrun Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
August 5, 2021